Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces Recommendation of Data Monitoring

Committee to Continue ICT-107 Phase II Trial Following Interim Analysis

Study Completion Anticipated by Year-End 2013

Los Angeles, CA – June 7, 2013 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) announced that the Data Monitoring Committee (DMC) has completed a pre-specified interim analysis of the ICT-107 phase II clinical trial in patients with newly diagnosed glioblastoma and recommended that the company continue the trial to completion.

The trial design for the ICT-107 study provides for the interim analysis to be conducted by the independent DMC after 32 events (patient deaths) are reached. ImmunoCellular remains blinded to the actual results and details of the interim analysis and any patient data pertaining to the ongoing trial. No additional interim analyses are planned. The Company anticipates that the phase II trial should be completed by the end of 2013.

“We are pleased with the outcome of the DMC’s interim analysis and look forward to completing the ongoing phase II trial of ICT-107,” said Andrew Gengos, ImmunoCellular Chief Executive Officer. “We have been pleased with the rate of enrollment and appreciate the diligence of the DMC, our trial site collaborators, and our dedicated clinical team in achieving this important milestone in our Company’s progress. The results of this trial will serve as the basis for determining the next clinical and regulatory steps in the development of what we believe is a promising new approach to treating this highly lethal cancer.”

The ICT-107 phase II trial is a randomized, placebo-controlled, double-blind study of ICT-107, a 6-antigen dendritic cell vaccine targeting glioblastoma tumor and cancer stem cell antigens, as a potential treatment for patients with newly diagnosed glioblastoma. The phase II trial has been fully enrolled, and a total of 124 patients have been randomized at 25 clinical trial sites in the US. The trial utilizes a one-third, two thirds design: one third of the patients are treated with placebo, which is their own dendritic cells not exposed to antigen, and the treatment arm includes two thirds or about 80 patients who receive the ICT-107 vaccine. The regimen is four induction doses after radiation and chemotherapy, and then maintenance doses until the patient relapses. The primary endpoint of the trial is overall survival (OS). Secondary endpoints include progression-free survival (PFS), OS and PFS at various time intervals, immune response (T cells) and safety.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular’s pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized or that the interim results are indicative of potentially favorable outcome from the study. Additional risks and uncertainties are described in IMUC’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.